SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549-1004
                        ______________________

                               FORM 8-K

                           CURRENT REPORT
  Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) :
                         August 15, 2002


                  The Estee Lauder Companies Inc.
       (Exact name of registrant as specified in its charter)


           Delaware                                                   11-2408943
   (State or other jurisdiction of             (IRS Employer Identification No.)
    incorporation or organization)


  767 Fifth Avenue, New York, New York                                   10153
  (Address of principal executive offices)                            (Zip Code)

                   Commission File Number: 1-14064

                            212-572-4200
          (Registrant's telephone number, including area code)
                           Not Applicable
         (Former name or former address, if changed since last report)



ITEM 5.           OTHER EVENTS.

On August 15, 2002, The Estee Lauder Companies Inc. issued a press release announcing its fiscal 2002 full year and fourth quarter results and its estimated fiscal 2003 full year and first quarter results. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.



                                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            THE ESTEE LAUDER COMPANIES INC.



Date:  August 15, 2002                    By:           /s/Richard W. Kunes
                                                          Richard W. Kunes
                                                       Senior Vice President
                                                    and Chief Financial Officer
                                                     (Principal Financial and
                                                      Accounting Officer)



                       THE ESTEE LAUDER COMPANIES INC.

                             EXHIBIT INDEX



Exhibit No.       Description

99.1     Press release dated August 15, 2002 of the Estee Lauder Companies Inc.

                                                                Exhibit 99.1


The                                                          News
Estee                                                        Contact:
Lauder                                                       Investor Relations:
Companies Inc.                                               Dennis D'Andrea
                                                             (212) 572-4384


767 Fifth Avenue                                             Media Relations:
New York, NY  10153                                          Sally Susman
                                                            (212) 572-4430

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

       ESTEE LAUDER COMPANIES REPORTS FOURTH QUARTER AND FULL YEAR RESULTS;

        CONSTANT CURRENCY NET SALES FOR QUARTER UP 7%, FULL YEAR RISES 3%

New York, NY, August 15, 2002 - The Estee Lauder Companies Inc. (NYSE: EL) today announced net sales for the fiscal year ended June 30, 2002 of $4.74 billion, a 2% increase from $4.67 billion in the prior year. Excluding the negative impact of foreign currency translation, net sales increased 3%, in line with the Company's expectations. The Company achieved net earnings of $289.4 million before the cumulative effect of a change in accounting principle and before restructuring charges for the 2002 fiscal year compared with $347.7 million in the same period last year. Diluted earnings per common share before the cumulative effect of a change in accounting principle and before restructuring charges for fiscal 2002 were $1.10 compared with $1.34 in the prior year. For the fourth quarter ended June 30, 2002, the Company's net sales increased 8% to $1.13 billion, compared with $1.05 billion in the fourth quarter of fiscal 2001. Excluding the positive impact of foreign currency translation, net sales increased 7% in the quarter. Net sales in the quarter increased on a constant currency basis in all major product categories, with double-digit gains in makeup and hair care and low single-digit gains in skin care and fragrance. Net sales increased in each geographic region in constant currency, with high single-digit growth in the Americas and mid-single-digit growth in Europe, the Middle East & Africa and Asia/Pacific. The Company's net earnings before restructuring charges were $51.5 million, or $.19 per diluted common share, for the fourth quarter. In the same period last year, the Company reported net earnings before restructuring charges of $60.7 million, or $.23 per diluted share. Including the one-time items, the Company reported a net loss of $25.4 million, equal to a loss of $.13 per diluted share for the fiscal fourth quarter. For the twelve months ended June 30,2002, including the one-time items net earnings and diluted earnings per share were $191.9 million and $.70, respectively.

Fred H. Langhammer, President and Chief Executive Officer, said, "Sustaining sales growth for the fiscal year just ended was quite an accomplishment given the difficult retail environment that challenged our businesses and led to lower overall results. I am pleased at how our Company responded to those challenges with determination, focusing on our core strengths and strategies. We continued to be leaders in product innovation and have steadfastly invested in our brands to build momentum at retail, producing a positive response from the market. "In this new fiscal year we will continue to drive our businesses operationally and financially, drawing from the breadth of our leading brands and the strength of our assets and our employees. We are expecting to benefit from a slow revitalization in global economies, particularly the U.S. We are committed to building on our existing strengths to enhance sales while being disciplined in reducing non-business-building costs."

Change in Accounting Principle and Restructuring Charges
--------------------------------------------------------

In fiscal 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." In compliance with the new rule, the Company recorded a one-time charge of $20.6 million, or $.08 per diluted share, to reflect the cumulative effect of the change in accounting principle. The accounting change that gave rise to the cumulative effect adjustment in fiscal 2002 also resulted in the exclusion of goodwill amortization in the current-year periods. See the attached table and related footnotes for additional detail. In connection with the Company's previously announced restructuring, in the fiscal 2002 fourth quarter, the Company recorded a special charge for restructuring and repositioning certain businesses. The pre-tax charge totaled $117.4 million, or $76.9 million after-tax, equal to $.32 per diluted share.

Results by Product Category
---------------------------

Net sales of skin care products for the year rose 4% before foreign currency translation and reported sales increased 3% to $1.70 billion. The higher sales reflect the launches of Total Turnaround Visible Skin Renewer, Moisture Surge Extra and Moisture Surge Eye Gel from Clinique, as well as Advanced Night Repair Eye Recovery Complex and LightSource Transforming Moisture Cream and Lotion by Estee Lauder and A Perfect World White Tea Skin Guardian by Origins. These increases were partially offset by lower sales of certain existing products. Makeup sales for the year rose 5% before the impact of foreign currency translation. Reported sales increased 4% to $1.79 billion, fueled by double-digit growth from the Company's makeup artist brands, M.A.C, Bobbi Brown and Stila. The launch of Gentle Light Makeup and Powder from Clinique and Illusionist Maximum Curling Mascara by Estee Lauder, as well as the successful domestic rollout of the Pure Color Lips and Nails line and the global launch of Pure Color Eyeshadow by Esee Lauder also contributed positively to makeup sales growth. Lower sales of certain existing products partially offset these positive results. Fragrance sales decreased 6% compared to the prior year excluding the impact of foreign currency translation. On a reported basis, fragrance sales also declined 6% to $1.02 billion. The decrease reflects the overall softness of the fragrance business and weakness in the Company's travel retail business, which depends substantially on fragrance products. These negative factors are reflected in lower sales of DKNY for Women, Estee Lauder pleasures and Beautiful as well as certain Tommy Hilfiger fragrances. The current year benefited from the launch of T by Tommy Hilfiger, Lauder Intuition for Men and Kate Spade Beauty, and strong sales of Donna Karan Cashmere Mist. Sales of hair care products for the year rose 19% over the prior year to $215.8 million. The increase is primarily attributable to double-digit growth at Aveda and Bumble and bumble due to new products, increased salon shipments and additional retail store and salon distribution. For the full year, operating income declined in skin care and makeup reflecting continued advertising and promotional spending to promote new and recently launched products. Fragrance operating income decreased primarily due to lower sales, particularly high-margin travel retail sales. Hair care operating income increased slightly reflecting higher sales offset by increased costs associated with increased distribution.

Results by Geographic Region
----------------------------

In the Americas region, net sales for the year increased 1% to $2.88 billion, coming off 6% growth last year. The increase is primarily due to new and certain existing products and growth from most newer brands, offset by the continued soft retail environment in the U.S. Operating income in the region was lower reflecting soft sales and increased investment in advertising, promotion and newer distribution channels. In Europe, the Middle East & Africa, net sales increased 3% in local currency compared with last fiscal year when the region grew 17%. However, excluding the impact of the shortfall in the Company's travel retail business reported in this region, net sales in local currency increased 9%. Most markets experienced sales growth, led by strong results in the United Kingdom, Spain, South Africa, and the Company's joint venture in Greece, which replaced the prior distributor there. The region posted a 3% increase in reported net sales from the prior year to $1.26 billion. Operating profitability decreased due in part to lower results in the travel retail business. On a local currency basis, Asia/Pacific net sales increased 9% versus the prior year led by strong double-digit sales increases in Korea and Thailand, as well as in Australia, which benefited from a change in retailer arrangements. These positive results were partially offset by lower sales in Japan and Singapore. Net sales in the region on a reported basis increased 2% to $610.6 million, primarily reflecting the weakness of the Japanese yen during the year. Operating profit in the region declined slightly reflecting lower results in China, Hong Kong and Singapore. Operating income increased in Australia, Korea and Taiwan, while in Japan, lower operating expenses as a percent of sales generated higher results.

Chief Executive Officer and Chief Financial Officer Certifications
------------------------------------------------------------------

The Company would like to remind investors that its most recent fiscal year ended on June 30, 2002. Accordingly, the Company's next periodic report will be its annual report on Form 10-K. The Company expects to file that report before the filing deadline of September 30, 2002 at which time the Chief Executive Officer and Chief Financial Officer will make their required certifications. As required by the SEC, this timing is later than that required of calendar-year companies, which must file certifications on or before August 14, 2002.

Estimate of Fiscal 2003 First-Quarter and Full-Year Results
-----------------------------------------------------------

Based on current economic assumptions, the calendarization of our programs, and business building activities, the Company believes it will achieve sales growth in every fiscal quarter and earnings growth in its second through fourth quarters. The Company believes the economic trends in the first quarter of fiscal 2003 will reflect soft but improving conditions. Net sales for the first fiscal quarter are expected to grow between 2% and 3% on a constant currency basis versus last fiscal years first quarter. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa and the Americas, while Asia/Pacific is expected to decline slightly, coming off of a strong double-digit increase in last year's first quarter. On a product category basis, in constant currency, makeup and skin care are expected to be the leading growth categories, while fragrance and hair care sales are expected to decline versus the prior-year. The positive effect of exchange rates in Europe and Asia could increase reported sales growth for the fiscal first quarter by approximately 1 to 2 percentage points. To further build sales momentum, the Company expects a higher level of advertising and promotional expenses in the first quarter compared to the prior-year quarter. Additionally, the Company expects a portion of Christmas orders to be shipped early in the fiscal second quarter rather than the first quarter. As a result, the Company expects to achieve diluted earnings per share of between $.25 and $.28 for the first quarter. Looking towards the Company's fiscal 2003 full-year results, based on its strategies in place, current business plans, current information about its business prospects and forecasted economic conditions, net sales are expected to grow between 5% and 6% on a constant currency basis versus the prior fiscal year. Despite expectations of a difficult retail environment, the Company expects to drive growth through product innovation, distribution enhancements and focused program execution. The Company anticipates that its business performance will accelerate during the fiscal year. Geographic region net sales growth in constant currency is anticipated to be led by Europe, the Middle East & Africa and the Americas, followed by Asia/Pacific. On a product category basis, in constant currency, hair care sales, with a smaller base, are expected to be the leading growth category, followed by makeup, skin care and fragrance. The positive effect of exchange rates in Europe and Asia could increase reported sales growth for the full fiscal year by approximately 1 to 2 percentage points. The Company expects to achieve diluted earnings per share of between $1.28 and $1.33 for the fiscal 2003 full year.

Forward-looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "will," "believes," "expect," "anticipate," "could," "plan," and "estimate," those in Mr. Langhammer's remarks and those in the "Estimate of Fiscal 2003 First-Quarter and Full-Year Results" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following: (i) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

     (ii) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (iii) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (iv) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (v) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations,including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (vi) changes in the laws, regulations and policies, including changes in accounting standards and trade rules, and legal or regulatory proceedings, that affect, or will affect, the Company's business;
    (vii) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (viii)changes in global or local economic conditions that could affect consumer purchasing, the financial strength of our customers and the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions;
     (ix) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);
     (x) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company's products are sold;
     (xi)  changes in product mix to products which are less profitable;
     (xii) the Company's ability to acquire or develop e-commerce capabilities, and other new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (xiii)the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom; and
     (xiv) consequences attributable to the events that took place in New York City and Washington, D.C. on September 11, 2001, including further attacks, retaliation and the threat of further attacks or retaliation.


The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 120 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, jane, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble and Kate Spade.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.
--------------------



                               Tables Follow

                                          THE ESTEE LAUDER COMPANIES INC.
                                          SUMMARY OF CONSOLIDATED RESULTS
                                        (In millions, except per share data)

                                                              Three Months Ended              Twelve Months Ended
                                                                    June 30        Percent          June 30       Percent
                                                              ------------------              ------------------
                                                                  2002      2001   Change       2002       2001    Change
                                                                  ----      ----   ------       ----       ----    ------

Net Sales (A)(B)..........................................     $1,129.0   $1,047.2   7.8%      $4,743.7   $4,667.7    1.6%

Cost of sales (A)(B)......................................        266.5      240.1              1,273.4    1,226.4
                                                               --------   --------             --------   --------
Gross Profit..............................................        862.5      807.1   6.9%       3,470.3    3,441.3    0.8%
                                                               --------   --------             --------   --------
       Gross Margin.......................................         76.4%      77.1%                73.2%      73.7%

Operating expenses:
   Selling, general and administrative....................        783.5      716.0              3,002.0    2,869.2
   Restructuring (A)(B)...................................        110.4       37.6                110.4       37.6
   Other non-recurring expenses (B).......................          -         16.3                  -         16.3
   Related party royalties................................          4.7        3.7                 16.5       22.6
                                                               --------   --------             --------   --------
                                                                  898.6      773.6 (16.2)%      3,128.9    2,945.7   (6.2)%
                                                               --------   --------             --------   --------

       Operating Expense Margin...........................         79.6%      73.9%                66.0%      63.1%

Operating Income (Loss)...................................        (36.1)      33.5                341.4      495.6  (31.1)%
       Operating Income (Loss) Margin.....................         (3.2)%      3.2%                 7.2%      10.6%

Interest expense, net.....................................          1.5        0.9                  9.8       12.3
                                                               --------   --------             --------   --------

Earnings (Loss) before Income Taxes and Minority Interest.        (37.6)      32.6                331.6      483.3  (31.4)%

Provision for income taxes................................        (13.0)      11.7                114.4      174.0
Minority interest, net of tax.............................         (0.8)      (0.5)                (4.7)      (1.9)
                                                               --------   --------             --------   --------

Net Earnings (Loss) before Accounting Change (D)..........        (25.4)      20.4                212.5      307.4  (30.9)%
Cumulative effect of a change in accounting
   principle, net of tax (C)..............................           -         -                  (20.6)      (2.2)
                                                               --------   --------             --------   --------
Net Earnings (Loss) (A)(B)(C).............................        (25.4)      20.4                191.9      305.2

Preferred stock dividends.................................          5.8        5.8                 23.4       23.4
                                                               --------   --------             --------   --------

Net Earnings (Loss) Attributable to Common Stock..........    $   (31.2) $    14.6             $  168.5   $  281.8
                                                              =========  =========             ========   ========

Basic net earnings (loss) per common share:
   Net earnings (loss) attributable to common stock before
     accounting change....................................    $   (.13)  $    .06              $   0.79   $   1.19  (33.4)%
   Cumulative effect of a change in accounting principle,
   net of tax.............................................          -          -                   (.08)      (.01)
                                                              --------   --------              --------   --------
   Net earnings (loss) attributable to common stock.......    $   (.13)  $    .06              $   0.71   $   1.18  (40.2)%
                                                              ========   ========              ========   ========

Diluted net earnings (loss) per common share:
   Net earnings (loss) attributable to common stock before
     accounting change (D)................................    $   (.13)  $    .06              $   0.78   $   1.17  (33.1)%
   Cumulative effect of a change in accounting principle,
   net of tax.............................................         -           -                   (.08)      (.01)
                                                              --------   --------              --------   --------
   Net earnings (loss) attributable to common stock.......    $   (.13)  $    .06              $   0.70   $   1.16  (39.1)%
                                                              ========   ========              ========   ========

Weighted average common shares outstanding:
   Basic..................................................        237.8      238.4                238.2      238.4
   Diluted................................................        237.8      242.0                241.1      242.2

The Summary of Consolidated Results has been reported to retroactively include reclassifications for all periods presented, pursuant to the adoption of EITF No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer," which was adopted effective January 1, 2002. For more information, see the Company's press release dated April 16, 2002 filed that day as an exhibit to the Company's Form 8-K.

                                          THE ESTEE LAUDER COMPANIES INC.
                                          SUMMARY OF CONSOLIDATED RESULTS
                                       (In millions, except per share data)

(A) The current fiscal year periods include pre-tax restructuring charges of $117.4 million, or $76.9 million after-tax, equal to $.32 per diluted share, in connection with cost reduction opportunities related to the Internet, supply chain, globalization of the organization and distribution channel refinements. The following sets forth a reconciliation of certain statement of earnings accounts before and after one-time items:

                                                                           Three Months Ended June 30, 2002
                                                                           --------------------------------


                                                                                                                  % Change
                                                                                                               Before Charges
                                                                               One-Time        Before One-          versus
                                                             As Reported        Charges       Time Charges        Prior Year
                                                             -----------        -------       ------------        ----------

Net Sales.................................................     $1,129.0           $6.2         $1,135.2              7.6%
Cost of sales.............................................        266.5            0.8            265.7
                                                               --------          -----         --------
Gross Profit..............................................        862.5            7.0            869.5              6.5%
                                                               --------          -----         --------
       Gross Margin.......................................         76.4%                           76.6%

Operating Expenses........................................        898.6          110.4            788.2              9.5%
                                                               --------          -----         --------
       Operating Expense Margin...........................         79.6%                           69.4%

Operating Income (Loss)...................................        (36.1)         117.4             81.3            (15.8)%
       Operating Income (Loss) Margin.....................         (3.2)%                           7.2%

Provision (benefit) for income taxes......................        (13.0)         (40.5)            27.5
Net Earnings (Loss).......................................     $  (25.4)        $ 76.9          $  51.5            (15.2)%

Diluted net earnings (loss) per share.....................     $   (.13)        $  .32          $   .19            (17.4)%


                                                                              Year Ended June 30, 2002
                                                                              ------------------------
                                                                                                                  % Change
                                                                                                              Before Charges
                                                                              One-Time         Before One-          versus
                                                             As Reported        Charges       Time Charges        Prior Year
                                                             -----------        -------       ------------        ----------

Net Sales.................................................     $4,743.7           $6.2         $4,749.9              1.6%
Cost of sales.............................................      1,273.4            0.8          1,272.6
                                                               --------          -----         --------
Gross Profit..............................................      3,470.3            7.0          3,477.3              0.8%
                                                               --------          -----         --------
       Gross Margin.......................................         73.2%                           73.2%

Operating Expenses........................................      3,128.9          110.4          3,018.5              4.4%
                                                               --------          -----         --------
       Operating Expense Margin...........................         66.0%                           63.5%

Operating Income..........................................        341.4          117.4            458.8            (17.9)%
       Operating Income Margin............................          7.2%                            9.7%

Provision (benefit) for income taxes......................        114.4          (40.5)           154.9
Net Earnings before Accounting Change.....................     $  212.5         $ 76.9         $  289.4            (16.8)%

Diluted net earnings per share before accounting change...      $   .78         $  .32         $   1.10            (17.9)%


                                          THE ESTEE LAUDER COMPANIES INC.
                                          SUMMARY OF CONSOLIDATED RESULTS
                                        (In millions, except per share data)

(B) The 2001 fiscal year periods include pre-tax restructuring and other one-time charges of $63.0 million, or $40.3 million after-tax, equal to $.17 per diluted share, in connection with the modification of fixtures for the jane brand, the closure of unprofitable tommy's shops, the elimination of impaired systems and other assets, and the reorganization of the Company's global brand structure. The following sets forth a reconciliation of certain statement of earnings accounts before and after one-time items:

                                                                           Three Months Ended June 30, 2001
                                                                           --------------------------------
                                                                                                                  % Change
                                                                                                              Before Charges
                                                                              One-Time         Before One-          versus
                                                             As Reported        Charges       Time Charges        Prior Year
                                                             -----------        -------       ------------        ----------

Net Sales.................................................     $1,047.2           $8.0         $1,055.2              4.7%
Cost of sales.............................................        240.1            1.1            239.0
                                                               --------           ----         --------
Gross Profit..............................................        807.1            9.1            816.2              6.0%
                                                               --------           ----         --------
       Gross Margin.......................................         77.1%                           77.4%

Operating Expenses........................................        773.6           53.9            719.7              6.4%
                                                               --------           ----         --------
       Operating Expense Margin...........................         73.9%                           68.2%

Operating Income..........................................         33.5           63.0             96.5              2.9%
       Operating Income Margin............................          3.2%                            9.1%

Provision (benefit) for income taxes......................         11.7          (22.7)            34.4
Net Earnings .............................................      $  20.4         $ 40.3          $  60.7              6.1%
Diluted net earnings per share............................      $   .06         $  .17          $   .23              6.9%

                                                                              Year Ended June 30, 2001
                                                                              ------------------------
                                                                                                                  % Change
                                                                                                              Before Charges
                                                                              One-Time         Before One-          versus
                                                             As Reported        Charges       Time Charges        Prior Year
                                                             -----------        -------       ------------        ----------

Net Sales.................................................     $4,667.7           $8.0         $4,675.7              5.3%
Cost of sales.............................................      1,226.4            1.1          1,225.3
                                                               --------           ----         --------
Gross Profit..............................................      3,441.3            9.1          3,450.4              7.7%
                                                               --------           ----         --------
       Gross Margin.......................................         73.7%                           73.8%

Operating Expenses........................................      2,945.7           53.9          2,891.8              7.6%
                                                               --------           ----         --------
       Operating Expense Margin...........................         63.1%                           61.8%

Operating Income..........................................        495.6           63.0            558.6              8.3%
       Operating Income Margin............................         10.6%                           11.9%

Provision (benefit) for income taxes......................        174.0          (22.7)           196.7
Net Earnings before Accounting Change.....................     $  307.4         $ 40.3         $  347.7             10.7%
Diluted net earnings per share before accounting change...     $   1.17         $  .17         $   1.34             11.7%

(C) The year ended June 30, 2002 included a one-time charge of $20.6 million, or $.08 per common share, attributable to the cumulative effect of adopting Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." The year ended June 30, 2001 included a one-time charge of $2.2 million, after tax, or $.01 per common share, attributable to the cumulative effect of adopting SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." (D) The adoption of SFAS No. 142 also resulted in the exclusion of goodwill amortization in the current-year periods. If the provisions of this rule were applied retroactively, net earnings and diluted earnings per share attributable to common stock before the accounting change for the three and twelve months ended June 30, 2001 would have been $18.1 million, $297.4 million, $.07 and $1.23, respectively. Additionally, net earnings and diluted earnings per share attributable to common stock before the accounting change and before the one-time charges for the three and twelve months ended June 30, 2001 would have been $58.4 million, $337.7 million, $.24 and $1.39, respectively
                                                       # # #